EXHIBIT 21.1

Superior uniform group, Inc.

LIST OF SUBSIDIARIES

As of December 31, 2015, the Registrant directly or indirectly owned the following subsidiaries:

Fashion Seal Corporation	Nevada

The Office Gurus, LLC	Florida

SUG Holding	Cayman Islands

The Office Gurus LTDA. De C.V.,
a subsidiary of SUG Holding and Fashion Seal Corporation	El Salvador

The Office Masters, LTDA. De C.V.,
a subsidiary of SUG Holding and Fashion Seal Corporation	El Salvador

The Office Gurus, Ltd.,
a subsidiary of SUG Holding and Fashion Seal Corporation	Belize

Power Three Web Ltda.,
a wholly owned subsidiary of SUG Holding	Costa Rica

Superior Sourcing, a wholly owned subsidiary of SUG Holding	Cayman Islands